Exhibit (a)(5)(M)

HOMEAWAY, INC.

Frequently Asked Questions Regarding U.S. Federal Income Tax Treatment of Equity Awards

This communication is intended to answer some frequently asked questions that have been raised regarding the U.S. federal income tax treatment of outstanding HomeAway stock options and restricted stock units in connection with the pending combination of HomeAway, Inc. with Expedia, Inc. (the “Merger”). Capitalized terms not defined herein shall have the same meaning as such terms in the Agreement and Plan of Reorganization by and among Expedia Inc., HMS 1 Inc., and HomeAway, Inc., dated as of November 4, 2015.

Please note that we have provided the questions and answers below for informational purposes only and they are not intended to serve as tax advice. The U.S. federal income tax consequences to a particular taxpayer will depend on that taxpayers individual circumstances. You should consult your own tax advisor as to the specific tax implications of the Merger with respect to your HomeAway equity awards, including the applicability and effect of any federal, state, local and foreign tax laws.

Stock Options

Q1.	What are the U.S. federal income tax consequences if I hold vested stock options?

A1.	In the Merger, your vested HomeAway stock options will be cancelled and converted into the right to receive Merger Consideration in respect of each “net share” (as previously described in the FAQ regarding the treatment of HomeAway equity awards in the Merger) covered by your stock option in the form of shares of Expedia, Inc. common stock and cash. For U.S. federal income tax purposes your stock options are treated as cancelled and converted directly into Merger Consideration rather than exercised. You will realize ordinary compensation income upon the receipt of cash and stock Merger Consideration, which is taxed similarly to a bonus payment. The tax treatment is the same if you hold an incentive stock option or a nonqualified stock option. If you are an employee, such income will constitute wages and will be reported on Form W-2 and subject to the collection of applicable income and employment withholding taxes.

Q2.	What are the U.S. federal income tax consequences if I hold unvested stock options?

A2.

In the Merger, your unvested HomeAway stock options outstanding immediately prior to the First Effective Time will be assumed by Expedia and converted into the unvested right to purchase shares of Expedia common stock. You will not realize taxable income upon the assumption of your unvested HomeAway stock options. Instead, your assumed stock options will retain the same tax attributes (i.e., incentive stock option or nonstatutory stock option) and same terms (including vesting) as prior to the Merger. Assuming your stock option is a nonstatutory stock option, you will realize ordinary compensation income at the time you exercise your option following the Merger. For incentive stock options, taxable income is generally deferred until the sale of Expedia shares, although the exercise of an incentive stock option may result in additional income subject to federal alternative minimum tax. For purposes of determining capital gains taxes, your holding period and basis in Expedia shares you acquire upon the exercise of your assumed stock options will be established at the time you exercise the stock options. This is because you are not a shareholder with respect to shares subject to your stock options before you exercise them.

Restricted Stock Units

Q3.	What are the U.S. federal income tax consequences if I hold unvested restricted stock units?

A3.	In the Merger, your unvested HomeAway restricted stock units outstanding immediately prior to the First Effective Time will be assumed by Expedia and converted into unvested restricted stock units with respect to Expedia common stock, and will be subject to the same terms (including vesting) as your former HomeAway restricted stock units. You will not recognize ordinary income at the time Expedia assumes your unvested restricted stock units. Instead, you will recognize ordinary income when your assumed restricted stock units vest and Expedia delivers shares of Expedia common stock in settlement of your vested assumed restricted stock units. The amount of ordinary income recognized will equal the aggregate fair market value on the payment date of the shares of Expedia common stock that you receive with respect to your assumed restricted stock units. In addition, the payment will be treated as compensation and, if you are an employee, will be reported on Form W-2 and subject to the collection of applicable income and employment withholding taxes.

Fractional Shares

Q4.	How will I be taxed on cash received for fractional shares?

A4.	Cash you receive in lieu of fractional shares relating to Merger Consideration payable with respect to vested stock options will generally be treated as ordinary compensation income. If you are an employee, such payments will be reported on Form W-2 and subject applicable income tax withholding and employment taxes.

Additional Information and Where to Find It

The exchange offer referenced in this communication has commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares, nor is it a substitute for any offer materials that Expedia and its acquisition subsidiary has filed or will file with the U.S. Securities and Exchange Commission (“SEC”). At the time the exchange offer commenced on November 16, 2015, Expedia and its acquisition subsidiary filed a tender offer statement on Schedule TO, Expedia filed a registration statement on Form S-4, and HomeAway filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the exchange offer. The Schedule TO, Form S-4, and Schedule 14D-9 are all subject to amendments from time to time through the expiration of the exchange offer.

THE EXCHANGE OFFER MATERIALS (INCLUDING AN OFFER TO EXCHANGE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER EXCHANGE OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT CONTAIN IMPORTANT INFORMATION. HOMEAWAY STOCKHOLDERS ARE URGED TO READ THESE DOCUMENTS CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF HOMEAWAY SECURITIES SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING EXCHANGING THEIR SECURITIES. The Offer to Exchange, the related Letter of Transmittal and certain other exchange offer documents, as well as the Solicitation/Recommendation Statement, are available to all holders of HomeAway stock at no expense to them. The exchange offer materials and the Solicitation/Recommendation Statement are available for free at the SEC’s website at www.sec.gov. Any amendments will also be made available at the same website. Additional copies may be obtained for free by contacting Expedia’s Investor Relations department at (425) 679-3759.

In addition to the Offer to Exchange, the related Letter of Transmittal and certain other exchange offer documents, as well as the Solicitation/Recommendation Statement, Expedia and HomeAway file annual, quarterly and current reports and other information with the SEC. You may read and copy any reports or other information filed by Expedia and HomeAway at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Expedia and HomeAway’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov.

Forward Looking Statements

This document includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements generally can be identified by words such as “will,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import. Similarly, statements herein that describe the proposed transaction, including its financial and operational impact, and other statements of management’s beliefs, intentions or goals also are forward-looking statements. It is uncertain whether any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do, what impact they will have on the results of operations and financial condition of the combined companies or the price of Expedia or HomeAway stock. These forward-looking statements involve certain risks and uncertainties, many of which are beyond the parties’ control, that could cause actual results to differ materially from those indicated in such forward-looking statements, including but not limited to the ability of the parties to consummate the proposed transaction on a timely basis or at all and the satisfaction of the conditions precedent to consummation of the proposed transaction, including the majority of HomeAway’s shares being validly tendered into the exchange offer, the ability to secure regulatory approvals on the terms expected, at all or in a timely manner; the ability of Expedia to successfully integrate HomeAway’s operations; the ability of Expedia to implement its plans, forecasts and other expectations with respect to HomeAway’s business after the completion of the transaction and realize expected synergies; business disruption following the merger; and the other risks and important factors contained and identified in Expedia’s and

HomeAway’s filings with the SEC, such as their respective Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K, any of which could cause actual results to differ materially from the forward-looking statements, the Tender Offer Statement on Schedule TO (including the offer to purchase, the letter of transmittal and other documents relating to the tender offer) filed by Expedia and its acquisition subsidiary, the registration statement on Form S-4 filed by Expedia, and the Solicitation/Recommendation Statement on Schedule 14D-9 filed by HomeAway. The forward-looking statements included in this response to frequently asked questions are made only as of the date hereof. Neither Expedia nor HomeAway undertakes any obligation to update the forward-looking statements to reflect subsequent events or circumstances, except as required by law.